                                                                  EXHIBIT 10.17

         PRODUCT LICENSE AND MANUFACTURING AGREEMENT - HIGH POWER LASER


         This Product License and Manufacturing Agreement is entered into as of August 28, 1992, by and between CYMER Laser Technologies, a California corporation ("CYMER"), with offices at 16275 Technology Drive, San Diego, CA 92127-1815 and Seiko Instruments Inc., a Japanese corporation ("SII"), with offices at 31-1, Kameido 6-chome, Koto-ku, Tokyo 136, Japan.

         WHEREAS, CYMER has rights to excimer laser technology in which SII desires to acquire certain rights with respect to that technology; and

         WHEREAS, CYMER and SII have executed a Research and Development Agreement of even date hereof (the "Research and Development Agreement").

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

         1.   DEFINITIONS.

         The terms defined in this Section 1 shall, for all purposes of this Agreement, have the meanings in this Section 1 specified.

         1.1 "Product" or "Products" means the product described in Exhibit A hereto as well as the repackaged and improved version to be introduced in mid-1993 and all subsequent versions of, and improvements to, the product described in Exhibit A hereto that are developed by CYMER or SII during the term of, and under the Research and Development Agreement, and, in each case, their attendant spare parts and refurbished discharge chambers.

         1.2 "Sale", "Sell" or "Sold" means a disposition for value including any lease or other disposition by which the selling party receives value.

         1.3 "Subsidiary" or "Subsidiaries" means a corporation or other legal entity of which more than fifty percent (50%) of its outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, on the effective date of this Agreement or hereafter, owned or controlled, directly or indirectly by SII (but such corporation or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists).

         1.4 "System" means a finished system in which the Product is incorporated that includes the addition of hardware and/or software supplied by SII or a customer of SII, as the case may be, which (i) augments the market value of the Product by more than 50% and (ii) by an objective examination of standard list price, cost of production and product features represents a significant transformation
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of the Product and results in a system that performs substantial additional functions beyond the Product alone. Upon CYMER's request, SII shall furnish to CYMER evidence of compliance with the provisions of definition of "System."

         2.      LICENSE GRANTS.

                 2.1 License with Respect to the Product. Subject to the terms and conditions of this Agreement, CYMER grants to SII, an exclusive (including against CYMER, except as provided in section 3.6), royalty bearing, nontransferable (except as permitted in Section 23), right and license during the term of this Agreement in the territory of Japan, to use CYMER's patents, copyrights, mask work rights and proprietary information with respect to the Product, to manufacture, market, distribute, modify, adapt, improve and Sell the Product. CYMER agrees not to grant any such license to any third party to manufacture, distribute or Sell any product substantially similar to, or competitive with, the Product. Pursuant to the foregoing license, SII shall also have the nonexclusive right to manufacture or have manufactured or assembled Products and their components, other than their discharge chambers, in countries other than Japan for Sale by SII pursuant to rights and limitations in sections 2.1 and 2.2. The license granted in this Section 2.1 includes the right to have made by third parties components and sub-assemblies of the Product, except the discharge chamber, provided that such third parties shall enter into a confidentiality agreement with SII to maintain confidentiality of CYMER proprietary information. Except with respect to the subcontracting rights granted in sections 2.1, 2.2, 2.3, 2.4 and 2.5, and the sublicense rights granted in Sections 2.6 and 3.1(b), no right to subcontract or sublicense is granted from CYMER to SII.

                 2.2 License with Respect to Systems. Subject to the terms and conditions of this Agreement, CYMER grants to SII, a nonexclusive, royalty bearing, nontransferable (except as permitted in Section 23), worldwide, right and license during the term of this Agreement, to use CYMER's patents, copyrights, mask work rights and proprietary information with respect to the Product to manufacture, market, distribute, modify, adapt, improve and Sell Products for incorporation, and as incorporated into, Systems. The license granted under this Section 2.2 includes (i) the right to have Systems and all components and sub-assemblies of the Systems, other than Product discharge chambers, made by third parties, provided that each such third party shall enter into a confidentiality agreement to maintain the confidentiality of CYMER proprietary information, and (ii) in accordance with Section 2.1, the right to sell Products to third parties in Japan for incorporation into Systems in Japan to be resold by such third parties to customers anywhere in the world.





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
                 2.3 Limitations on Use; License for Enhancements to Other Products

                          (a)     Except as provided in Section 2.3, all
licenses granted under this Agreement by either party shall be limited to use by the licensed party in the field of non-lithography excimer lasers.

                          (b)     Subject to the terms and conditions of this
Agreement, CYMER hereby grants to SII, a non-exclusive, paid-up, nontransferable (except as permitted in Section 23), worldwide, right and license during the term of this Agreement, to use CYMER's patents, copyrights, mask work rights and proprietary information with respect to the Product (the "CYMER Product Intellectual Property") to develop Enhancements to SII products and to incorporate such Enhancements in SII products for a period of ten (10) years from the date of implementation by SII. No license is granted to SII to develop or manufacture new products substantially based on CYMER Product Intellectual Property.

                          (c)     For the purposes of this Agreement the term
"Enhancements" means minor modifications to SII products which (i) by an objective examination of functionality does not represent a significant transformation of the product prior to such minor modification or (ii) would not make the product competitive (on the basis of price, performance and functionality) with the Product.

                          (d)     SII shall provide to CYMER a written notice
of an Enhancement prior to the first sale of the respective product incorporating the Enhancement.

                          (e)     NOTWITHSTANDING ANY PROVISION TO THE
CONTRARY, ALL WARRANTIES OF ANY KIND WHATSOEVER GRANTED UNDER SECTION 6 OR ELSEWHERE IN THIS AGREEMENT AND ALL INDEMNIFICATION OR ANY OTHER RECOURSE AGAINST CYMER GRANTED TO SII ARE EXPRESSLY EXCLUDED WITH RESPECT TO USE OF CYMER PRODUCT INTELLECTUAL PROPERTY UNDER THIS SECTION 2.3.

                 2.4      Cross License for Improvements.

                          (a)     Cross License from CYMER to SII.  CYMER
hereby grants to SII a worldwide, nontransferable (except as permitted in Section 23), royalty free, paid up, perpetual (unless this Agreement is terminated by CYMER pursuant to Section 12.2 or 12.3) right and license under Sections 2.1 and 2.2 to use and implement in the Products improvements and modifications to the Products (including manufacturing processes) developed and reduced to practice by or for CYMER under the Research and Development Agreement. The foregoing license is exclusive in Japan and nonexclusive outside Japan.

                          (b)     Cross License from SII to CYMER.  SII hereby
grants to CYMER a nonexclusive, nontransferable (except as permitted in Section
23), royalty free, paid-up, perpetual (unless this Agreement is terminated by SII pursuant to Section 12.2 or 12.3), right and license under SII's patents, copyrights, mask work rights and proprietary information pertaining to improvements and modifications to the Products (including manufacturing processes) developed and reduced to practice by or for SII during the term of the Research and Development Agreement, to use and improve such improvements and modifications, including without limitation the right to make, have made, Sell or otherwise distribute Products and systems incorporating such improvements and modifications, subject to the limitations on CYMER's rights under Section 2.1 of this Agreement. The foregoing license is worldwide with respect to systems and excimer laser products other than Products and worldwide except for Japan with respect to Products.

                 2.5 Software License. The licenses granted in Sections 2.1, 2.2, 2.3 and 2.4 include a license to the software set forth in the Product description in Exhibit A and all additional software incorporated into Products or used in the manufacture and testing of Products, in source code format. The license to such software shall be subject to the limitations set forth in Sections 2.1, 2.2, 2.3 and 2.4 and 3.1(b).

                 2.6 SII Subsidiaries. SII's Subsidiaries shall have the right to exercise any and all of the rights granted by CYMER to SII under this Agreement, for so long as any such rights may be exercised by SII hereunder, provided that SII shall guarantee payment of royalties to CYMER by any such Subsidiary and either (i) cause any such Subsidiary to execute a copy of this Agreement at any time during the term of this Agreement and agree to be bound hereby, or (ii) cause any such Subsidiary to execute a sublicense agreement between SII and the Subsidiary at any time during the term of this Agreement imposing obligations on such Subsidiary consistent with those imposed on SII under this Agreement.

                 2.7      SII's Right of First Refusal.

                          (a)      "New CYMER Funded Technology" means a
nonlithography excimer laser product of CYMER if (i) a definitive prototype of such product has been produced by CYMER after the date of this Agreement and
(ii) the research and development of such product has not been partially paid for by an entity other than SII that seeks to license such product after completion of development.

                          (b)      CYMER hereby grants to SII the right of first
refusal to license the New CYMER Funded Technologies on a royalty-bearing, exclusive basis in Japan. In the event that CYMER proposes to undertake the licensing of New CYMER Funded Technologies covering the territory of Japan, CYMER shall give SII





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
written notice of its intention, describing the particular New CYMER Funded Technology being licensed and the terms and conditions, including, but not limited to the royalty rates, upon which CYMER proposes to license the same. SII shall have sixty (60) days from the date of receipt of any such notice to agree to license the New CYMER Funded Technology upon the terms and conditions specified in the notice, or upon such terms as may be mutually agreed to by CYMER and SII during such period, by giving written notice to CYMER and stating therein that it will enter into a definitive license agreement upon such terms and conditions within one hundred and fifty (150) days of the original notice.

                          (c)      In the event SII fails to exercise the right
of first refusal within said sixty (60) day period, CYMER shall have ninety (90) days thereafter to enter into an agreement to license the New CYMER Funded Technology upon terms and conditions no more favorable to the licensee than specified in CYMER's notice. In the event CYMER has not licensed the New CYMER Funded Technology within said one hundred and fifty (150) day period, CYMER shall not thereafter license the New CYMER Funded Technology without first offering such New CYMER Funded Technology in the manner provided above.

                          (d)      In addition, CYMER hereby grants to SII the
right of first refusal, on the terms and conditions set forth in paragraphs (b) and (c) above, to fund projects for which CYMER seeks funding, in the manner contemplated in the Research and Development Agreement, for the development of technologies not contemplated by the "Technology Road Map" attached as Exhibit B to the Research and Development Agreement, including the right to receive a royalty-bearing license exclusive in Japan.

         3.      LICENSE LIMITATIONS AND EXCEPTIONS

                 3.1      Limitations on SII

                          (a)     System Certification, SII will not Sell
Products to customers whom SII has reason to know, after due inquiry, will resell those Products outside of Japan, except as incorporated into a System.

                          (b)     Purchase of Products by Third Parties Subject
to Software License and Other Restrictions. The Sale of each Product shall include a fully paid license for SII to sublicense the software to its customers upon execution of a software license by SII's customers in a form to be mutually agreed upon by CYMER and SII. Except for improvements and modifications made by SII which CYMER shall be licensed to use according to
Section 2.4, CYMER shall retain full title to the software so licensed and all copies thereof, and SII and its customers may use the software only in accordance with the provisions of their executed software licenses. SII's customers shall not have any access to or rights in the software source codes. SII's customers will not have the right to copy, modify or remanufacture any Product or software or part thereof.

                 3.2 Exceptional Sales Outside Japan. On an exceptional basis, upon thirty (30) days prior written notification to CYMER SII may Sell the Product outside Japan, without being incorporated into a System, as a replacement or a spare part.

                 3.3 Sufficiency of Marketing Efforts. SII agrees that during the term of this Agreement that SII will conduct its Product and System businesses in a manner reasonably required to maximize Product and System sales.

                 3.4 Market Protection. If SII enters into an agreement with a third party concerning excimer laser products other than the Products or Systems, then SII's Product license in Japan will automatically convert to a nonexclusive license and, in addition, CYMER shall have the right to treat such an action by SII to be a breach and may terminate this Agreement according to the provisions of Section 12.2. SII agrees not to combine or use CYMER's proprietary information, trade secret or other technology with any other products except for the combination of Products into Systems sold by SII and except as provided in Section 2.3.

                 3.5 SII's Rights for Lasers. CYMER acknowledges that SII shall retain the right to access, adapt, license, distribute or otherwise deal in laser technology (other than excimer laser products) during the term of this Agreement, including, but not limited to, YAG and C02 lasers, provided that it complies with section 3.4.

                 3.6      Sufficiency of Production.  Except as set forth in
Section 2.1, in the event that SII does not have sufficient manufacturing capacity to satisfy any reasonable Product order from customers in Japan, SII shall have the right to consult CYMER and provide CYMER with the opportunity to sell the ordered Products to SII for resale to such customer. Subject to SII's manufacturing capacity, SII agrees to offer Products for sale, on reasonable terms and conditions, to all potential customers in Japan other than potential customers which manufacture or distribute products or systems competitive with the Products or Systems. SII agrees to use diligent efforts to meet Product demand by such potential customers.

                 3.7 Exclusivity. Except as provided in this Agreement and unless this Agreement is terminated by CYMER under Section 12.2 or 12.3 due to breach or insolvency of SII, CYMER agrees not to Sell, manufacture, market, or distribute (or have manufactured, marketed or distributed) the Product in Japan. CYMER will not Sell Products to customers whom CYMER has reason to believe, after due





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
inquiry, will resell those Products to customers in Japan, except as incorporated into a System. CYMER retains the right to market, Sell or distribute Systems in Japan.

                 3.8 Limitation on Grant. Except an expressly provided in this Agreement, no other right, title or interest is granted by CYMER with respect to the Product or improvements.

         4.      CONSIDERATION.

                 4.1 License Fee. As consideration for the rights and license granted herein, except as provided in section 4.1(h), SII agrees to pay CYMER the following non-refundable license fees and royalties:


                 (a)      License Fees from SII to CYMER

                          August 31, 1992          $  500,000
                          October 31, 1992            500,000
                          January 31, 1993          1,000,000
                          April 30, 1993            1,000,000
                          -----------------------------------
                          Total                    $3,000,000

                 (b) Royalties to CYMER (payable in U.S. dollars) Payable through September 30, 1999.

                                  a.       For Products:            5% of the Net Sales Price (as defined below) of
                                                                    the Product, but not less than $11,000 per
                                                                    Product.

                                  b.       For Systems:             5% of the System Value of the Product (as defined
                                                                    below), but not less than $11,000 per Product.

                                  c.       For Spare                5% of the Net Sales Price
                                           Parts and
                                           Refurbished
                                           Discharge
                                           Chambers

                (c) Royalties to CYMER (Payable in U.S. dollars) from October 1, 1999 through September 30, 2004.

         a.      For Products    -         The Interim Percentage
                                           (as defined below) of
                                           the Net Sales Price of
                                           the Product.

         b.      For Systems     -         The Interim Percentage
                                           of the System Value of
                                           the Product.

         c.      For Spare       -         The Interim Percentage
                 Parts and                 of the Net Sales Price
                 Refurbished
                 Discharge
                 Chambers

                 (d) Royalties to CYMER (payable in U.S. dollars) from October 1, 2004 through September 30, 2009; and from October 1, 2009 through expiration of this Agreement.

         a.      For Products     -        A Negotiated
                                           Percentage (as defined
                                           below) of the Net
                                           Sales Price of the
                                           Product.

         b.      For Systems      -        A Negotiated
                                           Percentage of the
                                           System Value of the
                                           Product.

         c.      For Spare        -        A Negotiated
                 Parts and                 Percentage of the Net
                 Refurbished               Sales Price
                 Discharge
                 Chambers

                (e) Failure to Reach Agreement on Percentages. The parties shall negotiate in good faith to determine the respective Negotiated Percentages. The Negotiated Percentage may be different for the periods specified in Sections 4(d)(i) and (ii) above. In the event the parties are unable to agree on the Interim Percentage or the Negotiated Percentages, either party may, within 30 days after the date when the respective percentage was to take effect, submit the matter to arbitration described in Section 19 of this Agreement for an equitable determination within the ranges specified in this agreement. Royalties shall continue to be paid by SII at the prior rate until a determination by the arbitrator has been made. If the arbitrator determines a rate for the new period different from the rate paid by SII for the previous period, then an adjustment for any previous overpayment or underpayment in the new period shall be made, either in the form of, respectively, payments to CYMER or credits to SII against future royalty payments over a period to be agreed upon by the parties.

                          (f)     Patlex Royalties.  SII shall be liable for
any royalties, fees, expenses or other payments due Patlex, Inc. by virtue of SII selling Systems in the United States.

                          (g)     Currency Conversion.  All currency
conversions to determine the amount of SII's royalty payments in United States Dollars shall be based on the yen/dollar telegraphic transfer selling rate as quoted at the bank who remits SII's royalty, on the date of payment.

                          (h)     Term of Royalty Payment Obligations.
Royalties shall be payable by SII at the full rate specified under this Section
4.1 until the expiration or declaration of invalidity of the last CYMER patent anywhere in the world that would be directly or contributorily infringed by the manufacture, use or Sale of Products. Upon such expiration or declaration of invalidity, the parties shall negotiate in good faith a new royalty rate based on the value of CYMER's trade secrets, trademarks and copyrights incorporated into the Product.

                          (i)     Negotiated Percentage.  "Negotiated
Percentage" means, for the purposes of determining the amount of royalties payable under this Section 4.1, a percentage to be mutually agreed upon by CYMER and SII or, in absence of agreement to be determined as set forth in
Section 4.1(e).

                          (j)     Interim Percentage.  "Interim Percentage"
means, for the purposes of determining the amount of royalties payable under this Section 4.1, a percentage not less than three percent (3%) and not more than five percent (5%) to be mutually agreed by CYMER and SII or, in absence of agreement to be determined as set forth in Section 4.1(e).

                          (k)     Net Sales Price.  "Net Sales Price" means the
actual sales price for a Product, spare part or refurbished discharge chamber (as the case may be) charged by SII to its customers, excluding all transportation and packaging charges, insurance, installation charges, customer training charges, maintenance and extended warranty charges, sales, use and other similar taxes (other than taxes imposed on SII's net income), import duties and sales commissions to third parties that are not affiliates of SII, and less all returns and transportation charges on returns.

                          (1)     System Value of the Product.  "System Value
of the Product" means, for the purposes of determining the amount of royalties payable under Section 4.1, the lesser of (i) the average of all Net Sales Prices for all Products Sold in the most recent quarter then completed in which Product was Sold or (ii) the list price of the Product.

                 4.2 Payment Terms. Royalties shall be paid quarterly, within sixty (60) days after the end of a calendar quarter during which a Product is Sold to SII's customer or, in the case of a Product incorporated by SII into a System, when a System is Sold by SII. The royalties shall be paid upon all Products Sold, regardless of use.

                 4.3 Reports. Payment of continuing royalties to CYMER hereunder shall be accompanied by a report describing the number of Products Sold by SII during the applicable quarter, the Net Sales Price for such Products, the number of Systems Sold by SII during the applicable quarter, the System Value of the Products incorporated into such Systems, the number of returns of Products and Systems actually accepted by SII during the applicable quarter, and such additional information as CYMER may reasonably request to permit it to understand the calculation of royalties payable by SII for the applicable quarter.

                 4.4 Audit and Inspection. SII shall permit CYMER's independent certified public accountants to inspect and audit, on a confidential basis, SII's books and records relating to the Sale of the Products. Any such audit or inspection shall be upon not less than thirty (30) days notice, not more often than once a year. In addition, any such audit or inspection shall be at CYMER's expense, unless the audit or inspection discloses an aggregate shortfall in amounts payable to CYMER hereunder of more than ten percent (10%) for any quarter, in which event SII shall bear such expense.

         5.      DELIVERY AND DEVELOPMENT.

                 5.1 Product Deliverables. CYMER shall deliver to SII, according to the list and timetable of deliverables attached hereto as Exhibits B and C certain deliverables in a form which, apart from general expertise required in the manufacture of Products, will reasonably enable SII to implement the manufacture, test, and further development of the Product. In addition to the deliverables described above, CYMER shall throughout the term of this Agreement provide, at no additional charge to SII, such additional deliverables and technical assistance as SII may reasonably require to manufacture, use, sell, maintain, repair, adapt, modify and improve the Products and Systems. Each party shall bear the salaries and expenses of its respective personnel in connection with the delivery of such deliverables and the provision of such technical assistance. If, upon SII's reasonable request, CYMER personnel travel to Japan to provide training or consulting services prior to July 1, 1993, CYMER shall also bear the transportation and travel related expenses of such personnel.

         6.      WARRANTIES AND INDEMNITY.

                 6.1      Noninfringement of CYMER Intellectual Property.
CYMER warrants that, to the best of its knowledge, CYMER has full power and authority to license the Product to SII and convey all other rights and licenses granted to SII under this Agreement. In particular, CYMER warrants that, to the best of its knowledge, after reasonable investigation, SII's use of the Product hereunder will not infringe any United States, Japanese or European (excluding the countries of the former Soviet Union) patent, copyright, or trade secret right of any third party. Notwithstanding the foregoing, however, CYMER does not warrant that Systems incorporating Products distributed in the United States will not infringe basic laser patents owned by Patlex, Inc. CYMER shall engage patent counsel in Japan and instruct such patent counsel to use diligent efforts to monitor patent applications published for public comment in Japan, and CYMER shall take appropriate actions with regard to pertinent patent applications pursuant to Section 6.6.

                 6.2 (a) Product Warranty and indemnity by CYMER. CYMER further represents and warrants to SII that the Products, if manufactured according to the deliverables to be provided by CYMER pursuant to Section 5, will perform in accordance with the applicable functional specifications. CYMER agrees to pay all costs of the defense of any claim resulting in a judgment adverse to SII that the Product has a design defect as a result of CYMER's negligence that has resulted in harm to a third party (including without limitation all reasonable attorneys' fees) and all judgments, awards and settlement amounts awarded against or incurred by SII as a result of such claims, subject to SII notifying CYMER promptly in writing of the claim, giving CYMER the exclusive control of the defense and settlement thereof, and providing all reasonable assistance in connection therewith.

                          (b) Product Warranty and Indemnity by SII. Subject to
Section 6.2(a), SII agrees to pay all costs of the defense of any claim resulting in a judgment adverse to CYMER claiming negligent manufacture of a Product produced by SII or SII's negligent design of a System where such negligence has resulted in harm to a third party (including without limitation all reasonable attorneys' fees) and all judgments, awards and settlement amounts awarded against or incurred by CYMER as a result of such claims, subject to CYMER notifying SII promptly in writing of the claim, giving SII the exclusive control of the defense and settlement thereof, and providing all reasonable assistance in connection therewith.

                 6.3 Disclaimer. THE FOREGOING WARRANTY IN SECTIONS 6.1 AND 6.2 ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. ANY STATEMENTS MADE BY ANY OFFICERS, DIRECTORS, AGENTS OR EMPLOYEES OF EITHER PARTY ABOUT THE DESIGN, SUITABILITY, QUALITY, PERFORMANCE OR RESULTS OF PRODUCTS BASED ON THE PRODUCT OR ADAPTATIONS WITH, OR IN ADDITION TO, THE SPECIFICATIONS SET FORTH IN EXHIBIT A HERETO SHALL NOT BE DEEMED TO BE A WARRANTY OR REPRESENTATION BY EITHER PARTY FOR ANY PURPOSE OR GIVE RISE TO ANY LIABILITY BY EITHER PARTY. IN NO EVENT SHALL ANY LIABILITY OF EITHER PARTY UNDER THIS AGREEMENT EXCEED THE AMOUNT SET FORTH IN SECTION 13.

                 6.4 Insurance. CYMER and SII shall, at their sole cost and expense, respectively, maintain or obtain insurance in the amount of $1,000,000 per insurable event to cover the type of claims described in Sections 6.2 and 6.6. Each party shall name the other an additional insured on the policy. The respective insurance policies shall provide that the insurer will send the other party written notification of any change to such policy and the insurance coverage amounts shall be annually reviewed and revised as deemed appropriate by the other party. Full and complete copies of any insurance policy obtained pursuant to this Section 6.4, together with a certificate of insurance shall be delivered to the other party within thirty (30) days after
(i) the date of this agreement and (ii) after each anniversary date thereof.

                 6.5 Third Parties Excluded. The warranties made by CYMER herein are nontransferable, made solely for the benefit of SII and shall not extend to any third party, except as expressly provided in this Agreement with respect to Subsidiaries.

                 6.6 (a) Intellectual Property Indemnity by CYMER. CYMER shall defend at its expense any action brought against SII or any customer of SII to the extent that it is based on a claim that the Product or any part thereof, when used within the scope of this Agreement, infringes a patent or copyright in any country in the territory as set forth in Section 6.1, and CYMER will pay any settlements and any costs, damages and attorneys' fees finally awarded against SII or any customer of SII in such action which are attributable to such claim; provided, that the foregoing obligation will be subject to SII notifying CYMER promptly in writing of the claim, giving CYMER the exclusive control of the defense and settlement thereof, and providing reasonable assistance at CYMER's cost and expense in connection therewith. Subject to the limitations set forth in this Agreement, if it is adjudicatively determined (or if the parties mutually agree after consultation), that the Product, or any part thereof, infringes any patent, copyright, trade secret right or trademark of any country of the territory set forth in Section 6.1, or if the sale or use of the

Product, or any part thereof, is enjoined for any reason, then CYMER shall, at its option and expense: (i) procure for SII and its customers the right to continue such sale or use, as appropriate, of the Product or part thereof; or
(ii) replace the Product or part thereof, with substantially equivalent technology or software; or (iii) modify the Products or part thereof to make it noninfringing but substantially equivalent; or (iv) if items "(i)", "(ii)" and "(iii)" above are not commercially practicable, remove the Products or any part thereof which is infringing and all copies thereof, terminate all rights thereto, and refund all fees paid by SII under Section 4.1(a), notwithstanding the stated nonrefundability therein. CYMER shall not be liable for any costs or expenses incurred by SII or its customers in defending or resolving any such claim without its prior written authorization. In all events, CYMER and SII shall cooperate to avoid any third party claim of infringement, by the Product, of any patent or trademark of any jurisdiction other than the United States, and to avoid any adverse effects of the claim. CYMER will have no liability for any claim of infringement arising (i) where the Product was not current when sold and the sale of the most current version of the Product would have avoided the claim or (ii) the use or combination of the Product with other non-CYMER products, data or equipment if such infringement was caused by such use or combination; or (iii) infringes on a Patlex patent. THE FOREGOING STATES THE ENTIRE LIABILITY AND OBLIGATION OF CYMER WITH RESPECT TO INFRINGEMENT OR CLAIMS OF INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADE SECRET OR OTHER PROPRIETARY RIGHT BY THE PRODUCT OR ANY PART THEREOF. IN NO EVENT SHALL ANY LIABILITY OF CYMER UNDER THIS AGREEMENT EXCEED THE AMOUNT SET FORTH IN SECTION 13.

                          (b)     Intellectual Property Indemnity By SII.  SII
will defend at its expense any action brought against CYMER to the extent that it is based on a claim that the SII Systems or Products sold by SII which incorporate SII improvements, when used within the scope of this Agreement, infringe a United States, Japanese or European (other than the countries of the former Soviet Union) patent or copyright; and SII will pay any settlements and any costs, damages and attorneys fees finally awarded against CYMER in such action which are attributable to such claim; provided, that the foregoing obligation will be subject to CYMER notifying SII promptly in writing of the claim, giving SII the exclusive control of the defense and settlement thereof, and providing all reasonable assistance in connection therewith. THE FOREGOING STATES THAT ENTIRE LIABILITY AND OBLIGATION OF SII WITH RESPECT TO INFRINGEMENT OR CLAIMS OF INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADE SECRET OR OTHER PROPRIETARY RIGHT BY THE SII SYSTEMS OR IMPROVEMENTS OR APPLICATIONS OR ANY PART THEREOF. IN NO EVENT SHALL ANY LIABILITY OF SII UNDER THIS AGREEMENT EXCEED THE AMOUNT SET FORTH IN SECTION 13.

         7.      SUPPORT AND MAINTENANCE.

                 7.1 Training by CYMER. In addition to the obligations of CYMER under Section 5.1, CYMER shall provide Product training, manufacturing test support, maintenance support and production line implementation support, as set forth in Exhibit C. SII shall reimburse CYMER for all reasonable travel and related expenses incurred on and after July 1, 1993 in connection with providing such training, provided that SII has approved such expenses in advance and in writing. CYMER shall also, on an on-going basis, provide SII with such additional information as CYMER may provide generally to licensees of CYMER regarding new Product developments at least as promptly as CYMER provides such information to such third-party licensees, and in any event promptly after their reduction to practice. CYMER shall promptly respond to reasonable SII requests for information regarding the Products.

                 7.2 Warranties to Customer by SII. If SII shall warrant to customers that the Product delivered will be free from defects in materials and workmanship for a period of one (1) year from the date of delivery thereof and SII provides additional service obligations to its customers as shall be mutually agreed between CYMER and SII then SII shall receive an additional five percent (5%) discount on Product purchases from CYMER under section 8.1.

         8.      PURCHASE OF PRODUCTS.

                 8.1 CYMER Products Purchased by Seiko. SII shall be entitled to purchase Products and spare parts from CYMER (subject to availability), at a discount of 15 percent below U.S. list price and pursuant to the standard terms and conditions of sale of CYMER, for SII's own use or for Sale subject to the conditions of this Agreement. SII shall have no obligation to pay CYMER royalties on account of SII's resale of Products purchased by SII from CYMER.

                 8.2 Products Purchased by CYMER. Upon commencement of production of the Product by SII, CYMER shall be entitled to purchase Products and spare parts from SII (subject to availability), at a discount of 15 percent below Japan list price and pursuant to the SII standard terms and conditions of sale. If CYMER shall have additional service obligations to its customers for Product purchased from SII, as shall be mutually agreed between the parties, CYMER shall receive an additional five percent (5%) discount on Product purchases from SII. SII shall have no obligation to pay CYMER royalties on account of SII's sale of Products to CYMER pursuant to this Section 8.2.

         9.      OWNERSHIP RIGHTS.

                 9.1 Intellectual Property. Except for SII's patents, copyrights, mask work rights and proprietary information pertaining to improvements and modifications to the Products developed and reduced to practice by or for SII during the term of this Agreement and for which CYMER has a non-exclusive license under Section 2.4, title to and ownership of the Product and deliverables, including the licensed software and all other materials, developed by or for CYMER and delivered to SII hereunder, and all related technical know-how and all rights therein, including all United States and foreign patents, copyrights and trade secrets applicable thereto, shall remain vested in CYMER or CYMER's third party licensors.

                 9.2 Proprietary Notices. All reproductions of the licensed software in source or object (machine readable) code shall be affixed with the following notice:

                          COPYRIGHT (c) 1987, 1988, 1989, 1990, 1991 and 1992.
                          AN UNPUBLISHED WORK BY CYMER LASER TECHNOLOGIES. ALL RIGHTS RESERVED. THIS PROGRAM IS AN UNPUBLISHED WORK PROTECTED BY UNITED STATES COPYRIGHT LAWS (TITLE 17 UNITED STATES CODE) AND CONTAINS TRADE SECRETS OF CYMER LASER TECHNOLOGIES WHICH MUST BE HELD IN STRICT CONFIDENCE.

                 Licensed software copies in object code format reproduced by SII shall incorporate the foregoing legend and any other proprietary notices affixed by CYMER in the same manner they are incorporated by CYMER.

         10.     TRADEMARKS

                 CYMER hereby grants to SII the right to use CYMER trademarks pursuant to the licenses granted in Section 2 of this Agreement, provided that any use of CYMER trademarks by SII shall be subject to prior approval of CYMER. Any use by SII shall be subject to revocation by CYMER if CYMER determines that the quality of Product manufactured by SII is not as good or better than that manufactured by CYMER.

         11.     CONFIDENTIAL INFORMATION.

                 11.1 CYMER and SII acknowledge that one party ("Disclosing Party") may disclose to the other party ("Recipient") certain information required to carry out this Agreement, including but not limited to, Product related materials or know-how and financial, statistical, personnel or technical information relating to the Disclosing Party's business which the Disclosing Party deems proprietary and confidential. In the event Recipient receives such information, Recipient agrees to keep such information confidential by using the same care and discretion that it uses with its own information which it considers confidential and shall not use such confidential information except for the purposes of this Agreement.

The exchange at specific meetings between the parties of confidential information which has not been reduced to a tangible medium shall not be subject to the confidentiality obligations imposed on the Recipient under this
Section 11 unless the Disclosing Party identifies the information as confidential at the time of disclosure and confirms its confidentiality in writing within thirty (30) days of the oral disclosure.

                 11.2 The obligations described in this section shall terminate ten (10) years from the date of disclosure to Recipient or termination of this Agreement, whichever occurs later, and shall not be applicable with respect to any portion of the received information which:

                          (a)     is rightfully known by Recipient at the time
of its receipt thereof from Disclosing Party.

                          (b)     is publicly known through no fault of
Recipient,

                          (c)     is rightfully provided to Recipient without
any restriction on disclosure, by a third party not bound in a confidential relationship to Disclosing Party,

                          (d)     is provided by Disclosing Party to third
parties without restriction on disclosure,

                          (e)     is disclosed pursuant to the requirements of
a government agency or disclosure is permitted by operation of law, or

                          (f)     is independently developed by the Recipient
by clear and convincing evidence that no reference to the Disclosing Party's confidential information was made.

                 11.3 Employees. The Recipient shall take appropriate action, with respect to its employees, agents and consultants having access to confidential information of the Disclosing Party to diligently enforce the confidentiality of the Disclosing Party's confidential information and shall be responsible for the actions of such employees, agents and consultants in this respect.

                 11.4 Breach. If the Recipient breaches any of its obligations with respect to confidentiality and unauthorized use of the Disclosing Party's confidential information hereunder, the Disclosing Party shall be entitled to equitable relief to protect its interest therein, including but not limited to injunctive relief, as well as money damages.

         12.     TERM AND TERMINATION.

                 12.1 Term. This Agreement shall continue in force for a period of twenty (20) years from the date hereof unless terminated earlier under the provisions of this Section 12. At the end of the fixed term, this Agreement shall terminate automatically without notice unless prior to that time the term of the Agreement is extended by mutual written consent of the parties.

                 12.2 Termination for Cause. Except as set forth in Subsection 12.3 below, if either party defaults in the performance of any provision of this Agreement, then the non-defaulting party may give written notice to the defaulting party that if the default is not cured within sixty
(60) days the Agreement will be terminated. If the non-defaulting party gives such notice and the default is not cured during the sixty-day period, then the Agreement shall automatically terminate at the end of that period.

                 12.3 Termination for Insolvency. This Agreement shall terminate upon written notice by the other party in the event of (i) the institution by or against SII or CYMER of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of SII's or CYMER's debts, (ii) upon SII's or CYMER's making an assignment for the benefit of creditors, or (iii) upon SII's or CYMER's dissolution or ceasing to do business.

                 12.4 Fulfillment of Orders upon Termination. Upon termination of this Agreement, each party shall continue to fulfill, subject to the terms of Section 4 above, all orders accepted by it prior to the date of termination.


                 12.5 Survival of Certain Terms. The provisions of Sections 2.3, 2.4, 2.5, 2.6, 4, 11, 13, 16-22 and 24-26 shall survive the termination, rescission or expiration of this Agreement for any reason.

                 12.6 Termination of Certain Licenses. All licenses granted to SII under Sections 2.1 and 2.2 will terminate on the effective date of termination of this Agreement, whether such termination is by expiration or pursuant to a termination by CYMER under Section 12.2 or 12.3 due to a breach by, or insolvency of, SII.

                 12.7 Remedy for Termination by Breach. In addition to termination of licenses as set forth in Section 12.6, upon termination by either party pursuant to Section 12.2, the non-breaching party shall be entitled to collect contract damages not to exceed the amount set forth in
Section 13.

                 12.8 Survival of this Agreement. This Agreement shall survive any termination of the Research and Development Agreement of even date hereof between the parties.

         13.     LIMITATION OF LIABILITY.

         EITHER PARTY'S LIABILITY FOR DAMAGES INCURRED BY THE OTHER, REGARDLESS OF THE FORM OF ACTION, SHALL NOT EXCEED THE ACTUAL AMOUNTS PAID BY SII TO CYMER FOR THE LICENSES GRANTED BY THIS AGREEMENT. IN NO EVENT SHALL EITHER PARTY BE RESPONSIBLE FOR ANY INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES INCURRED BY THE OTHER, EVEN IF THE OTHER HAS KNOWLEDGE OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE.

         14.     GOVERNMENTAL APPROVALS.

                 14.1 SII shall obtain all required approvals of the Japanese Government necessary in connection with this Agreement. Any obligation of SII under this Agreement is subject to all required government approvals in form and substance agreeable to the parties.

                 14.2 SII agrees to promptly file this Agreement, as required, with the Japanese Fair Trade Commission.

                 14.3 CYMER represents and warrants that it shall obtain all required approvals from the United States government, including any CYMER security clearances from the Defense Department, on behalf of both parties hereto, as shall be required to permit the delivery and license deliverables, training, improvements and CYMER Products as required by the Agreement. Any obligation to license or deliver such improvements or CYMER Products is subject to all required government approvals in form and substance agreeable to the parties.

                 14.4 If at any time any government or agency having jurisdiction over either party hereto should require, directly or indirectly, any alteration or modification of any term or condition of this Agreement or of the performance by the parties under this Agreement in a manner which has a material adverse effect on the other party hereto, then that party which suffers from such alteration or modification may give written notice to the other party setting forth its objection to such alteration or modification and requesting consultation between the parties hereto relative to such alteration or modification. Not later than thirty (30) days after the giving of such notice, the parties shall discuss in good faith the possibilities of a mutually satisfactory resolution of such objection; provided, however, that if the parties hereto fail to reach agreement in writing on any mutually satisfactory resolution within ninety (90) days after the date of giving of such notice of objection, the suffering party shall have the right to rescind this

Agreement, on a second written notice to the other party. The parties acknowledge and agree that, in the event of any such rescission pursuant to this section, the party which elects to rescind shall not incur any liability to the other party for any alleged default in the performance of this Agreement arising from the exercise of its rescission rights under this section.

         15.     EXPORT CONTROLS.

                 15.1 United States Government controls. SII understands and acknowledges that CYMER is subject to regulation by agencies of the U.S. government, including the U.S. Department of Commerce, which prohibit export or diversion of certain products and technology to certain countries. Any and all obligations of CYMER to provide Products, software, documentation or any media in which any of the foregoing is contained, as well as any technical assistance shall be subject in all respects to such United States laws and regulations as shall from time to time govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States, including the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the Department of Commerce, International Trade Administration, Bureau of Export Administration. SII agrees to cooperate with CYMER, including, without limitation, providing required documentation, in order to obtain export licenses or exemptions therefrom. SII warrants that it will comply with the Export Administration Regulations or other United States laws and regulations in effect from time to time.

                 15.2 Restricted Countries. Without in any way limiting the provisions of this Agreement, SII agrees that unless prior written authorization is obtained from the Bureau of Export Administration or the Export Administration Regulations explicitly permitting the reexport, it will not export, reexport, or transship, directly or indirectly, to country groups Q, S, W, Y, or Z (as defined in the Export Administration Regulations), or Afghanistan or the People's Republic of China (excluding Taiwan) any of the technical data or software disclosed or provided to SII or the direct product of such technical data or software (if the direct products are commodities, software, or technical data described on the Control List with a letter "A" following its Export Control Number).

         16.     WITHHOLDING TAX.

         If income tax, which may be imposed upon CYMER by the Japanese or any other government with respect to the payments to be made by SII to CYMER under this Agreement, is required to be withheld at the source of income, SII shall deduct such income tax from the amount of payment as specified herein and promptly furnish CYMER with original tax certificates appropriately completed, or such other documents as may be used by the taxing authorities evidencing such tax withholding.

         17.     TRANSACTION TAXES.

         Fees payable to CYMER under this Agreement are exclusive of any transactions taxes which may be imposed, in accordance with applicable laws, as a result of the license granted and deliverables provided by CYMER to SII, including sales, use, consumption, value-added and similar transactions taxes, but excluding withholding taxes and United States and Japanese taxes on the net income of CYMER which CYMER will bear. SII agrees to bear or reimburse CYMER for all such transactions taxes if any such taxes are levied against, and paid by, CYMER.

         18.     WAIVER.

         Either party's forbearance or failure to enforce any right or claim against the other party arising under this Agreement shall not be deemed to be a waiver by that party to such right or claim. Either party's waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or breaches of the same or any other provision.

19.      GOVERNING LAW.

         The validity, construction, and performance of this Agreement and the legal relations among the parties to this Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to its principles of conflicts of laws or statutory rules of arbitration. All disputes, controversies or differences which may arise between the parties, out of or in relation to or in connection with this Agreement, or for the breach thereof, shall be settled by negotiation in good faith between the parties as promptly as possible. If such disputes, controversies or differences are not settled amicably, within sixty (60) days of written notice, either party may proceed to initiate an arbitration. The arbitration shall be held in Honolulu, Hawaii under the commercial rules and auspices of the Asia/Pacific Center for the Resolution of International Disputes (the "Center") with three arbitrators. Each party, within thirty (30) days after initiation of the arbitration, shall appoint one arbitrator and instruct them, respectively, to select together the third arbitrator; but, if they cannot select the third arbitrator within sixty (60) days after initiation of the arbitration, than the Center may appoint the third arbitrator in accordance with its rules. The arbitrators shall apply California law to the merits of any disputes or claim, without reference to rules of conflicts of law. The arbitral proceedings and all pleadings and written evidence shall be in the English language. Any written evidence originally in a language other than English shall be submitted in

English translation accompanied by the original or a true copy thereof. The award rendered by the arbitrator shall be final and binding upon the parties and may be enforced in any court of competent jurisdiction.

         20.     PROFESSIONAL FEES.

                 In any proceeding relating to the subject matter of the Agreement, each party shall bear its own costs, fees, and expenses incurred by accountants, attorneys, and other professionals for services rendered to that party in connection with the proceeding, including costs, fees, and expenses of preparation and appeal.

         21.     SEVERABILITY.

                 In the event any provision of this Agreement or the application of any such provision shall be held by a court of competent jurisdiction to be contrary to law, the parties shall meet to discuss whether such provision should be severed from this Agreement and whether the remaining provisions of this Agreement should remain valid and in full force and effect.

         22.     FORCE MAJEURE.

                 22.1 If the performance of this Agreement or any obligations hereunder, except the making of payments, is prevented, restricted or interfered with by reason of fire or other casualty or accident, strikes or labor disputes, war or other violence, any law, order, proclamation, regulations, ordinance, demand or requirement of any government agency, or any other act or condition beyond the reasonable control of the parties hereto ("Event of Force Majeure"), the party so affected upon giving prompt notice to the other party shall be excused from such performance to the extent of such prevention, restriction or interference; provided that the party so affected shall use its reasonable best efforts to avoid or remove such causes of nonperformance and shall continue performance hereunder with the utmost dispatch whenever such causes are removed.

                 22.2 The party suffering an Event of Force Majeure shall notify the other party within fifteen (15) days of the occurrence of such Events and within thirty (30) days shall furnish the other party with a recovery plan of action. without limiting the foregoing, a party suffering an Event of Force Majeure shall use its reasonable best efforts to limit the impact of the Event of Force Majeure on such party's performance of this Agreement.

         23.     ASSIGNMENT

                 Subject to Section 2.6 of this Agreement, all the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and to their respective heirs, successors, assigns, and legal representatives, provided that:

                 (a) neither party may assign this Agreement in whole or in part without the other party's prior written consent, which each party may withhold in its sole discretion;

                 (b) any permitted assignee or transferee must agree in writing to comply with all terms and conditions of this Agreement; and

                 (c) any assignment shall not exceed the existing scope of this Agreement.

         24.     NOTICES.

                 Except as otherwise provided herein, notices required to be given by this Agreement shall be in writing and shall be deemed to be effective when received by the other party if delivered by facsimile (with facsimile confirmation of receipt and the dispatch of confirmation copy by first class mail) or by international courier such as DHL or Federal Express, delivery fees prepaid, properly addressed to the offices of the respective parties specified in this Agreement or such other address or facsimile number as the party may later specify in writing for such purposes. Notice to SII shall be addressed to the attention of the SII Legal Department. This provision shall apply regardless of whether such delivery is accepted or unclaimed. The facsimile number for notices to SII shall be 03-3638-1102. The facsimile number for notices to CYMER shall be 619-487-2441.

         25.     RELATIONSHIP OF THE PARTIES.

                 The relationship of the parties to this Agreement is that of arms-length negotiators, and the parties expressly agree that neither party is the agent of the other and that neither party has any express or implied authority to act on behalf of or make any representations whatsoever on behalf of each other. Further, the parties agree that neither party has the right to control any activity of the other party outside the terms of this Agreement. SII shall take appropriate action to ensure that any Subsidiary acquiring rights under this Agreement shall be bound by the provisions hereof.

         26.     ENTIRE AGREEMENT

         The parties expressly acknowledge that they have read this Agreement and understand its provisions. The parties further agree and acknowledge that they understand that this Agreement and the Research and Develo pment Agreement constitute the entire agreement between them with respect to the subject matter of those Agreements, and they supersede all prior proposals, agreements, negotiations, representations, writings, and all other communications, whether written or oral, between then with regard to the subject matter of this Agreement and the Research and Development Agreement. No modification of waiver of any provision of this Agreement shall be effective unless it is in writing and signed by both parties. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

         27.     PUBLICITY

                 Neither CYMER nor SII shall issue any press release or otherwise make any public statements with respect to this Agreement without the written consent of the other. Notwithstanding the foregoing, each party shall be allowed to inform its attorneys, bankers, auditors, subsidiaries and agents about the existence and contents of this Agreement. Additionally, each party shall be allowed to make any announcement or disclosure required by law, required or advisable for inclusion in financial statements; and CYMER may disclose the existence of this Agreement to Rofin Sinar.


         IN WITNESS WHEREOF, the parties hereto have caused this PRODUCT LICENSE AND MANUFACTURING AGREEMENT to be executed by their authorized representatives.

CYMER LASER TECHNOLOGIES:                  SEIKO INSTRUMENTS INC.:
a California corporation                   a Japanese corporation

By:                                        By:
        ---------------------------                -------------------------
        Robert P. Atkins, President                Sadao Moritomo, Senior
                                                      Managing Director

                            HPL-100K SPECIFICATIONS
- --------------------------------------------------------------------------------
PERFORMANCE
- --------------------------------------------------------------------------------
Wavelength                              248nm
Pulse Energy                            400mJ
Repetition Rate                         250Hz
Average Stabilized Output Power         100 Watts
Pulse Duration (FWHM)                   30nsec
Beam size (V x H) at 1m                 23 x 10mm (FWHM)
Beam Divergence (V x H)                 3 x 1.2mrad (FWHM)
Pulse-to-Pulse Energy Variation         less than 4% (peak to peak)
Beam Pointing Stability                 0.3 x 0.12mrad
Gas Life
  operational*                          greater than 7.2 x 10(6) pulses
  static**                              greater than 3 days
Window Cleaning Interval                greater than 10(8) pulses         [LOGO]

All specifications subject to change without notice.
 * With no cryogenic gas reprocessor, but with F(2) injections.
** With no cryogenic gas reprocessor, and no F(2) injections.
- --------------------------------------------------------------------------------
OTHER
- --------------------------------------------------------------------------------
Size                            1613mm L, 700mm W, 1190mm H
Weight                          500kg
Electrical Power                180-250Vac, 35A or 360-440Vac, 18A, 3 phase,
                                  50 or 60Hz
Cooling Water                   20lpm (5gpm) @ (20deg. plus or minus 2)deg. C
Laser Gas
  1% Fluorine(1) in Neon(2)     11.3 liter--atm per fill @ 5.6kg/cm(2) (80psig)
  1.2% Krypton(2) in Neon(2)    150 liter--atm per fill @ 5.6kg/cm(2) (80psig)
Nitrogen(3)                     200 liter/hour @ 5.3kg/cm(2) (75psig)
Helium(2)                       300 liter--atm per window change @ 3.8kg/cm(2)
                                  (55psig)

1. 99.9% pure
2. 99.999% pure
3. Used for purging optics and activating valves.
   Use only boil-off from an LN(2) tank.

                                 [ILLUSTRATION]

                                  EXHIBIT "A"

                                   EXHIBIT B

HIGH POWER LASER PRODUCT DELIVERABLES FOR TECHNOLOGY TRANSFER

Manufacturing Environment
         o       Clean Room Design specifications and design
         o       Temperature, humidity specifications
         o       Space Allocation Breakdown
         o       Laser Facilities: gas, water, electrical power

Parts

         o       Bill of Materials
         o       Cost Breakdown
         o       List of Qualified Suppliers
         o       Parts Specification Control Sheets
         o       Mechanical:
                 -   Mechanical Drawings - Components
                 -   Mechanical Drawings - Assemblies
                 -   Copies CAD Pro-Engineer Tapes
         o       Electrical:
                 -   Electrical Schematics
                 -   Electrical Circuit Board Maskwork
                 -   Copies CAD Pads Tapes
         o       Optical:
                 -   Component Specifications

Assembly and Test

         o       Assembly Proceedure Documentation
         o       Testing Proceedure Documentation
         o       Tooling and Fixture Design

Software

         o       Laser Operating Software, source code format
         o       Laser Testing Software, source code format
         o       Software Documentation

Support

         o       Service Manuals
         o       Spare Parts Listing
         o       Support Training Documentation

                      ------------------------------------
                      CYMER / SII TECHNOLOGY TRANSFER PLAN

                                HIGH POWER LASER
                      ------------------------------------

                   1992            Dec    Jan               1993

Jul             Sep   Oct                                Mar    Apr          Jun

x-------------------------------x----------------------------------------------x
- --------------------
Technology transfer           -------------------------------------------
begins in San Diego.          Full documentation of HPL-100, including
- --------------------          drawings, bill of materials, assembly
                              instructions, etc. have transferred to SII.
                              -------------------------------------------
                                     -------------------------------------------
                                     Full documentation of repackaged HPL-100
                                     transferred to SII, including bill of
                                     materials, drawings, assembly instructions.
                                     -------------------------------------------
{------------------------------------------------------------------------------}
        ------------------------------------------------------------
        SII provides a manufacturing/mechanical engineer and laser engineer in San Diego to receive documentation and training.
        ------------------------------------------------------------



                                 EXHIBIT "C"